Exhibit 99.1

PMV Pharma Announces Closing of $243.5 Million Initial Public Offering and Exercise in

Full of the Underwriters’ Option to Purchase Additional Shares

CRANBURY, New Jersey, September 29, 2020 (GLOBE NEWSWIRE) –- PMV Pharmaceuticals, Inc., a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutations, today announced the closing of its initial public offering of 13,529,750 shares of common stock, which includes the exercise in full by the underwriters of their option to purchase 1,764,750 additional shares of common stock, at a public offering price of $18.00 per share. The aggregate gross proceeds to PMV Pharma from the offering were approximately $243.5 million, before deducting underwriting discounts and commissions and other offering expenses. All of the shares in the offering were offered by PMV Pharma. PMV Pharma’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “PMVP.”

Goldman Sachs & Co. LLC, BofA Securities, Cowen and Evercore ISI acted as joint book-running managers for the offering.

A registration statement relating to the shares sold in the offering was filed with the Securities and Exchange Commission and became effective on September 24, 2020. The offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained for free from the offices of Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by email at Prospectus-ny@ny.email.gs.com; BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255, or by email at dg.prospectus_requests@bofa.com; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, by telephone at 1-833-297-2926, or by email at PostSaleManualRequests@broadridge.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by telephone at 1-888-474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53 mutations. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Dr. Arnold Levine when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey.

Contact

For Investors:

Winston Kung

Chief Financial Officer

investors@pmvpharma.com

For Media:

Mariann Caprino

mcaprino@pmvpharma.com

(917) 242-1087 mobile